EXHIBIT 10.30

FIRST AMENDMENT

THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of the 28th day of May, 2004, by and between HORTON 1992 LIVING TRUST (“Landlord”), and TESSERA, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to Jack Horton, an individual, successor in interest to PNB Investors, a California limited partnership) and Tenant are parties to that certain lease dated April 1, 1995 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 51,105 rentable square feet (the “Premises”) located at 3099 Orchard Drive, San Jose, California.

B.	The Lease by its terms shall expire on March 31, 2005 (“Prior Termination Date”), and the parties desire to extend the term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension. The term of the Lease is hereby extended for a period of seventy-four (74) months and shall expire on May 31, 2011 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”. That portion of the term of the Lease commencing June 1, 2004 and ending on the Prior Termination Date shall be referred to as the “Remaining Portion of the Term”.

2.	Monthly Installment of Rent. The schedule of Monthly Installment of rent payable with respect to the Premises during the Remaining Portion of the Term and the Extended Term is the following:

Period	Annual Rate Per Square Foot	Monthly Installment of Rent
06/01/04-05/31/05	$5.76	$24,530.40
06/01/05-05/31/06	$6.24	$26,574.60
06/01/06-05/31/07	$6.72	$28,618.80
06/01/07-05/31/08	$7.20	$30,663.00
06/01/08-05/31/09	$7.68	$32,707.20
06/01/09-05/31/10	$8.16	$34,751.40
06/01/10-05/31/11	$8.64	$36,795.60

All such Monthly Installment of rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

Late Charges – Section 5, paragraph C

Remove “Five hundred and no/100 ($500.00) dollars”

And replace with “Five (5) percent of monies in arrears”

3.	Additional Security Deposit. The security deposit shall be increased by an amount equal to $8,295.60, which amount Tenant shall deliver to Landlord concurrently with Tenant’s delivery of the next due Monthly Installment.

4.	Improvements to Premises. Tenant shall be entitled to perform, and Landlord hereby consents to Tenant’s construction of, the improvements depicted on Exhibit A (the “Approved Alterations”) attached hereto and made a part hereof. Notwithstanding anything to the contrary contained in the Lease, in no event shall Tenant be obligated to remove at the expiration or earlier termination of the Lease such Approved Alterations or any other alterations or improvements existing in the Premises as of the date of this Amendment. Notwithstanding the foregoing, Tenant shall remove any abandoned equipment on the roof or equipment pad existing as of the date of this Amendment; provided, however, that such removal shall not include removal of the nitrogen tank on the equipment pad left behind by the prior tenant of the Premises, Raychem.

5.	Option to Renew.

A.	Grant of Options. Tenant shall have the right to extend the Extended Term (each a “Renewal Option”) for two (2) additional periods of three (3) years each, the first such Renewal Option commencing on the day following the Extended Termination Date of the Extended Term and ending on the 3rd anniversary of the Extended Termination Date and the second such Renewal Option commencing on the day following the Extended Termination Date of the initial Renewal Term and ending on the 3rd anniversary thereof (each a “Renewal Term”).

B.	Notice. Tenant shall give Landlord a written notice of exercise not less than one hundred eighty (180) days prior to the expiration of the Extended Term or the first Renewal Term, as the case may be (each a “Renewal Notice”).

C.	Monthly Installment of Rent. The initial Monthly Installment of rent rate per rentable square foot for the Premises during each Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises, as determined for each Renewal Term in accordance with the procedure set forth in Subsection E below.

D.

Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant’s Renewal Notice for either the first Renewal Term or the second Renewal Term, Landlord shall advise Tenant of the applicable Monthly Installment of rent rate for the Premises for the subject Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Monthly Installment of rent rate for the subject Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant shall be deemed to have provided a Rejection Notice. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice (or is deemed to have provided a Rejection Notice), Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term. Upon agreement, Tenant shall provide Landlord with Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within 30 days after the date on which Tenant provides Landlord with a Rejection Notice (or is deemed to have provided a Rejection Notice), Tenant, by written notice to Landlord (the “Appraisal Notice”) within 15 days after the expiration of such 30 day period, shall have the right to have the Prevailing Market rate determined in accordance with the appraisal procedures described in Section E below.

E.	Appraisal Procedure. If it becomes necessary to determine by appraisal, real estate appraiser(s), all of whom shall be Members of the Appraisal Institute and who have at least five (5) years experience appraising office space located in the vicinity of the Premises shall be appointed and shall act in accordance with the following procedures:

a.	Within 20 days after Tenant provides the Appraisal Notice, Tenant shall provide Landlord with written notice of the name, address and qualifications of an appraiser selected by Tenant. Within five (5) business days following Tenant’s selection of an appraiser, Landlord shall either approve the appraiser selected by Tenant or select a second properly qualified appraiser by giving written notice of the name, address and qualification of such appraiser to Tenant. If the Landlord fails to select an appraiser within the five (5) business day period, the appraiser selected by Tenant shall be deemed selected by both parties and no other appraiser shall be selected. If two appraisers are selected, they shall select a third appropriately qualified appraiser within five (5) business days following the selection of the second appraiser (the “Third Appraiser Selection Period”). If the two appraisers fail to select a third qualified appraiser within the required time period, the third appraiser shall be appointed by the then presiding judge of the county where the Premises are located upon application by either party and if such appointment is not made within five (5) business days following the expiration of the Third Appraiser Selection Period, Tenant shall appoint such third appraiser .

b.	If only one appraiser is selected, that appraiser shall notify the parties in simple letter form of its determination of the Prevailing Market rate for the

Premises within fifteen (15) days following his selection, which appraisal shall be conclusively determinative and binding on the parties as the appraised Prevailing Market rate.

c.	If multiple appraisers are selected, the appraisers shall meet not later than ten (10) days following the selection of the last appraiser. At such meeting the appraisers shall attempt to determine the Prevailing Market rate for the Premises as of the commencement date of the subject Renewal Term by the agreement of at least two (2) of the appraisers.

d.	If two (2) or more of the appraisers agree on the Prevailing Market rate for the Premises at the initial meeting, such agreement shall be determinative and binding upon the parties hereto and the agreeing appraisers shall, in simple letter form executed by the agreeing appraisers, forthwith notify both Landlord and Tenant of the amount set by such agreement. If multiple appraisers are selected and two (2) appraisers are unable to agree on the Prevailing Market rate for the Premises, all appraisers shall submit to Landlord and Tenant an independent appraisal of the Prevailing Market rate for the Premises in simple letter form within twenty (20) days following appointment of the final appraiser. The parties shall then determine the Prevailing Market rate for the Premises by averaging the appraisals; provided that any high or low appraisal, differing from the middle appraisal by more than ten percent (10%) of the middle appraisal, shall be disregarded in calculating the average.

e.	The appraisers’ determination of Prevailing Market rate shall be made accordance with the terms and conditions of this Amendment including, without limitation, Section 5.G below and shall take into account Tenant’s obligations to pay additional rent under this Lease. If only one appraiser is selected, then each party shall pay one-half of the fees and expenses of that appraiser. If three appraisers are selected, each party shall bear the fees and expenses of the appraiser it selects and one-half of the fees and expenses of the third appraiser.

F.	Renewal Amendment. If Tenant exercises a Renewal Option, Tenant shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Monthly Installment of rent, term, expiration date and other appropriate terms.

G.

Definition of Prevailing Market. For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in other similar buildings in Santa Clara County. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. In determining Prevailing Market rate, the appraisers shall not consider any alterations installed in the Premises. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

6.	Miscellaneous.

A.	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

B.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

C.

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Spieker Stratmore Commercial, Inc. (“Spieker Stratmore”). Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers other than Spieker Stratmore claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Within thirty (30) days following the date of this Amendment, Landlord shall deliver to Spieker Stratmore a leasing commission in an amount equal to $165,000.00 (the “Commission”) as payment in full for the services of Spieker Stratmore in connection with this Amendment. Notwithstanding anything to the contrary contained in the Lease, in the event that Landlord fails to so pay Spieker Stratmore, Spieker Stratmore shall notify Tenant in writing and immediately upon its receipt of such notice from Spieker Stratmore, Tenant shall pay the Monthly Installment of rent and all additional rent due to Landlord under the Lease, as amended hereby, directly to Spieker Stratmore until the total amount of the Commission is received by Spieker Stratmore. In the event that Tenant shall be required to submit such funds directly to Spieker Stratmore: (i) during such period and so long as Tenant delivers such funds to Spieker Stratmore, Tenant shall be deemed to have satisfied its obligations to Landlord with respect to the payment of rents under the Lease, as amended hereby, and (ii) following full payment to Spieker Stratmore of the Commission, Tenant shall then resume the payment of rents due under the Lease to Landlord as required by the Lease and this Amendment, and (iii) Landlord hereby assigns the right to receive such funds to Spieker Stratmore until the Commission is paid in full.

D.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD: THE HORTON 1992 LIVING TRUST DATED NOVEMBER 20, 1992

By:	/s/ JACK E. HORTON
JACK E. HORTON, Trustee

By:	/s/ NANCY JANE HORTON
NANCY JANE HORTON, Trustee

TENANT: TESSERA, INC., a Delaware corporation

By:	/s/ R.D. NORBY

Name:	R.D. Norby

Title:	C.F.O.

Exhibit A

Approved Alterations